Exhibit 99.1

210 East Grand Ave, P.O. Box 511 South San Francisco, CA 94083-0511 650.837.7000 main 650.837.8205 fax

EXELIXIS ANNOUNCES PRICING OF $165.0 MILLION PUBLIC OFFERING OF COMMON STOCK

South San Francisco, CA – March 9, 2011 – Exelixis, Inc. (Nasdaq: EXEL) today announced the pricing of its underwritten public offering of 15,000,000 shares of newly issued common stock at a price to the public of $11.00 per share. Exelixis also granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of its common stock in connection with the offering. All of the shares in the offering are being sold by Exelixis. The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) on Form S-3. Exelixis anticipates that its aggregate net proceeds from the offering will be $155.9 million after deducting the underwriting discount and estimated offering expenses payable by Exelixis (assuming no exercise of the underwriters’ option to purchase additional shares of common stock).

Goldman, Sachs & Co. and Cowen and Company, LLC are acting as the joint book-running managers of the offering. Citi and Lazard Capital Markets LLC are acting as co-managers of the offering. Exelixis expects to close the offering on or about March 15, 2011, subject to customary closing conditions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Goldman, Sachs & Co. (200 West Street, New York, New York 10282, Attn: Prospectus Department, Phone: 1-866-471-2526, Fax: 212-902-9316, Email: prospectus-ny@ny.email.gs.com) or from Cowen and Company, LLC (c/o Broadridge Financial Services., 1155 Long Island Avenue, Edgewood, NY,11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140). Exelixis intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the prospectus filed with the SEC in connection with the shelf registration statement, on the SEC’s website at http://www.sec.gov/.

About Exelixis

Exelixis, Inc. is a biotechnology company committed to developing small molecule therapeutics for the treatment of cancer.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements relating to Exelixis’ expectations regarding the completion of the proposed public offering and the anticipated net proceeds therefrom. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. Exelixis cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to satisfaction of customary closing conditions related to the public offering. There can be no assurance that Exelixis will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Exelixis and this offering can be found in the “Risk Factors” section of the prospectus supplement related to the proposed offering to be filed with the SEC. Exelixis undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Exelixis’ expectations.